EXHIBIT 4.1


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this "Amendment"), dated as of January 4, 2002, amends the Rights Agreement (the "Rights Agreement"), dated as of November 8, 1996, between Civic BanCorp, a California corporation (the "Company") and Mellon Investor Services, LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agent"). Certain capitalized terms used herein are defined in the Rights Agreement unless otherwise specified herein.

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company (the "Board") may from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates; provided, however, that from and after such time as any Person has become an Acquiring Person, the Rights Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights Certificates;

         WHEREAS, as of the date of this Amendment, no Person has become an Acquiring Person;

         WHEREAS, the Company wishes to amend the Rights Agreement to eliminate the redemption provisions therein and to provide for termination of the Rights at the election of the Board;

         NOW, THEREFORE, in accordance with Section 27 of the Rights Agreement, the Company and the Rights Agent agree as follows:

         1. The second full paragraph of the Rights Agreement shall be amended to delete the word "Redemption" and to insert the word "Termination" in its place.

         2. Section 1(p) shall be amended and restated in its entirety as follows:

         "(p) Reserved."

         3. Section 1(v), the  definition of "Trading Day",  shall be renumbered
Section 1(w) but shall otherwise be unchanged.

         4. Section 1(w), the definition of "Trigger Event", shall be renumbered
Section 1(x) but shall otherwise be unchanged.

         5. A new Section 1(v) shall be inserted as:

         "(v) "Termination Date" shall have the meaning set forth in Section 7 hereof."

         6. Section 3(b) shall be amended to delete the word "Redemption" in the third sentence of that subsection and to insert the word "Termination" in its place.


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         7. Section 3(c) shall be amended to delete the word "Redemption" in the first sentence of that subsection and to insert the word "Termination" in its place.

         8. Section 3(c) shall be amended to add the words, ", as amended" prior to the parenthetical phrase "(the "Rights Agreement")" in the first sentence to the legend set forth in that subsection.

         9. Section 6 shall be amended to delete the word "Redemption" in the first sentence of that subsection and to insert the word "Termination" in its place.

         10. Section 7(a) of the Rights Agreement shall be amended and restated in its entirety as follows:

               "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (expect as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights
          Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on October 31, 2006, (the "Final Expiration Date"), (ii) the time at which the Rights are terminated as provided in Section 23 hereof (the "Termination Date"), or (iii) the time at which such Rights are exchanged as provided in
          Section 24 hereof."

         11. Section 23 of the Rights Agreement is restated in its entirety as follows:

          "Section 23. TERMINATION

               (a) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, elect to terminate the Rights without any payment to any holder thereof.

               (b) Immediately upon the action of the Board of Directors of the Company electing to terminate the Rights (or, if the resolution of the Board of Directors electing to terminate the Rights states that the termination will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, provided that the Company gives written notice of such termination to the Rights Agent, the right to exercise the Rights will terminate and each Right, whether or not previously exercised, will thereafter be null and void."

         12. The legend at the top of the front of the form of Rights Certificate attached as Exhibit B to the Rights Agreement shall be amended and restated in its entirety as follows:


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          "NOT  EXERCISABLE  AFTER  OCTOBER  31,  2006 OR  EARLIER  IF
          TERMINATION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO TERMINATION AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT."

         13. The form of Rights Certificate shall be amended to add the words ", as amended" prior to the words "(the "Rights Agreement")" in the first full paragraph on the front of the form.

         14. The fourth full paragraph of the Rights Certificate shall be amended and restated in its entirety as follows:

          "Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (i) may be terminated by the Company or (ii) may be exchanged in whole or part for Preferred Shares or shares of the Company's Common Stock, no par value."

         15. Except as specifically amended by this Amendment, all terms, conditions and provisions of the Rights Agreement shall remain in full force and effect.

         16. THIS AMENDMENT TO THE RIGHTS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF CALIFORNIA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         17. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

                                       CIVIC BANCORP


                                       By: /s/ Herbert C. Foster
                                           ------------------------------------
                                           Name:  Herbert C. Foster
                                           Title: President and Chief Executive
                                                  Officer


                                       RIGHTS AGENT

                                       MELLON INVESTOR SERVICES LLC
                                       (formerly known as CHASEMELLON
                                       SHAREHOLDER SERVICES, L.L.C.)


                                       By: /s/ William A. Dougherty
                                           ------------------------------------
                                           Name:  William A. Dougherty
                                           Title: Assistant Vice President